EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2012, with respect to the consolidated financial statements of NeoStem, Inc. and subsidiaries included in the Annual Report on Form 10-K of NeoStem, Inc. for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of NeoStem, Inc. on Forms S-3 (File No. 333-145988, effective September 27, 2007; File No. 333-166169, effective May 11, 2010; File No. 333-173853, effective September 30, 2011; and File No. 333-173855, effective June 13, 2011) and on Forms S-8 (File No. 333-107438, effective May 24, 2007; File No. 333-144265, effective July 2, 2007; File No. 333-159282, effective October 29, 2009; File No. 333-162733, effective October 29, 2009; and File No. 333-173854 effective May 2, 2011 ).

/s/ GRANT THORNTON LLP

New York, New York

March 20, 2012